Exhibit 3.4

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
ZAP

The undersigned, Steven Schneider and Renay Cude, hereby certify that:

1.	They are duly elected and acting Chief Executive Officer and Corporate Secretary, respectively, of ZAP, a California corporation (the “Corporation”).

2.	Article III, paragraph (1) of the Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) of the Corporation is amended to read in full as follows:

(1) Common Stock: The Corporation may issue 200,000,000 shares of Common Stock. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote of the stockholders.

3.	The foregoing amendment has been approved by the Board of Directors of the Corporation in accordance with Section 902 of the California Corporations Code and the Bylaws of the Corporation.

4.
The foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 902 and 903 of the California Corporation Code and the Bylaws of the Corporation.

5.
The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 34,454,616 shares of Common Stock, which are issued and outstanding. The number of shares of Common Stock voting in favor of the foregoing amendment equaled or exceeded the vote required. The vote required was more than 50% of the outstanding shares of Common Stock. The Corporation has no outstanding preferred shares.

The undersigned certify under penalty of perjury under the laws of the State of California, that the matters set forth in this Certificate are true and correct of their own knowledge.

Executed at Santa Rosa, California on June 22, 2006.

/s/ Steven Schneider
Steven Schneider
Chief Executive Officer

/s/ Renay Cude
Renay Cude
Secretary